Exhibit 10.20

September 29, 2017

By Electronic Mail
Mr Konrad Alt

Dear Konrad:

The purpose of this letter is to set forth in writing the terms of your offer of employment with Green Dot Corporation (the "Company"). This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your employment with the Company will commence on November 6, 2017 (the "Start Date") and your title will be Chief Banking Officer, Green Dot Corporation and Vice Chair, Green Dot Bank. You will report directly to the Company's Chief Executive Officer. This position is based at the Company's offices in San Ramon, California, and your onsite workdays will be divided between San Ramon and Pasadena, as mutually agreeable between you and the Company's CEO.

1.
Compensation- Base Salary. If you decide to accept our offer, your initial base salary will be $450,000 on an annualized basis, less applicable withholdings, payable bi-weekly in accordance with the Company's normal payroll practices. Adjustments to your salary or other compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay.

2.
Discretionary Bonus Plan. In addition to your base salary, you will be eligible to receive an annual cash bonus beginning in 2018 (prorated based on your length of service in 2017) with a target of 75% of your then-current base salary, which will be based upon your achievement of mutually-agreed metrics and deliverables. The Company's executive bonus plan is performance-based, and depending on the Company's achievement of metrics, you can earn 0 to 150% of your target bonus. The performance-based payment ranges (both minimum and maximum) for you and similarly-ranked executives are subject to amendment from time to time by the Company. This bonus (and any other bonus for which you may become eligible) will be paid out in accordance with the Company's standard bonus practices and policies (including, but not limited to, the requirement that you be employed by the Company on the date bonuses are regularly paid out to Company employees).

3.
Restricted Stock Units. Subject to the approval of the Company's Board of Directors, you will be awarded a "new-hire" grant of 80,000 Restricted Stock Units (RSUs). These RSUs will vest annually over 4 years, and will be granted under, and subject to, the terms and conditions of the Company's 2010 Stock Plan (the "Plan").

4.
Annual Equity Award. Beginning in 2018, you will be eligible to receive an annual equity award with a target of 75% of your then-current base salary. This award and future awards are performance-based and are contingent upon your achievement of mutually-agreed metrics and deliverables. Depending on the Company's achievement of metrics, you can earn 0 to 150% of your target award. The performance-based award ranges (both minimum and maximum) for you and similarly-ranked executives are subject to amendment from time to time by the Company. The annual equity award is comprised of Restricted Stock Units and the granting of this award is subject to approval by the Company's Board of Directors.

5.
Fringe Benefits. You will also be entitled to the standard employment benefit package that is available to all Company employees, which is subject to change. This will include Health, Dental and Vision coverage, plus participation in other plans currently maintained by the Company or which may become available to Company employees from time to time. You are also eligible to accrue four (4) weeks of vacation per year, subject to the Company's vacation policy.

6.
At-Will Employment Relationship. If you accept our offer, your employment with the Company will be "at-will." This means you may resign at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, we reserve the right to modify your position, duties, and reporting relationship as needed and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company's CEO. As a professional courtesy, the Company requests that you provide reasonable notice of any voluntary resignation in order to allow the Company time to transition your duties and responsibilities to other employees.

7.
Conflicts of lnterest. During the term of your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Agreement, the Company may ask you to choose to discontinue the other work or resign employment with the Company.

8.	Contingencies. Your employment with the Company is conditioned on the following:

•	As an employee of the Company, you will have access to certain confidential Company information, client lists, sales strategies and the like and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will need to sign and abide by the enclosed "Employee Inventions and Confidentiality Agreement" as a condition of your employment.

•
For purposes of federal immigration law, you will be required to show the Company original documents that verify your identity and your legal right to work in the United States (please bring suitable documentation with you on the first day of employment). If such documentation is not provided to us within three business days of your Start Date, our employment relationship with you may be terminated.

•	This offer is contingent upon completion, to Green Dot's satisfaction, of efforts to confirm your suitability for this position, including the successful completion of a background check.

9.
Entire Agreement. This letter, including the Employee Inventions and Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

10.	Choice of Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it within three (3) business days.

Sincerely,

/s/ Steven W. Streit

Steven W. Streit
Chief Executive Officer

ACCEPTANCE:

I have read the foregoing letter and agree with the terms and conditions of my employment as set forth. I understand and agree that my employment with the Company is at-will.

DATE: October 3, 2017

SIGNATURE:	/s/ Konrad S. Alt
NAME (printed): Konrad S. Alt